As filed with the Securities and Exchange Commission on May 15, 2014

Registration No. 333-195392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

First Foundation Inc.

(Exact name of registrant as specified in its charter)

California	6022	20-8639702
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18101 Von Karman Avenue, Suite 700

Irvine, California 92612

(949) 202-4160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott F. Kavanaugh

Chief Executive Officer

18101 Von Karman Avenue, Suite 700

Irvine, California 92612

(949) 202-4160

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ben A. Frydman, Esq. Ryan C. Wilkins, Esq. Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 (949) 725-4000	Craig D. Miller, Esq. Jordan E. Hamburger, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center San Francisco, California 94111 (415) 291-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

First Foundation Inc. is filing this Pre-Effective Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-195392) for the purpose of filing Exhibit 1.1 to the Registration Statement and amending the Index of Exhibits to reflect the filing of that Exhibit. This Pre-Effective Amendment No. 2 does not modify the Preliminary Prospectus constituting Part I of the Registration Statement and, therefore, the Preliminary Prospectus has not been included in this Pre-Effective Amendment No. 2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, other than the underwriting discount, payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimated except the SEC registration fee, the NASDAQ Global Market listing fee and the FINRA filing fee.

SEC registration fee	$7,471
NASDAQ Global Market listing fee	125,000
FINRA filing fee	8,000
Accounting fees and expenses	30,000
Printing and engraving expenses	80,000
Legal fees and expenses	400,000
Transfer Agent and Registrar fees	2,500
Miscellaneous expenses	10,000

Total	$662,971

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of California. Section 317 of the California General Corporation Law provides that a California corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the California General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the California General Corporation Law.

Section 204(a)(10) of the California General Corporation Law permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its shareholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

Our articles of incorporation authorize us to, and our bylaws provide that we must, indemnify our directors and officers to the fullest extent authorized by the California General Corporation Law and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

As permitted by the California General Corporation Law, we have entered into indemnification agreements with each of our directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under California law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Company and our officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2011, we have issued the following securities in transactions that were not registered under the Securities Act:

(a)	Sales of Common Stock:

•	Between August 1, 2012 and March 31, 2013, we sold and issued an aggregate of 413,172 shares of our common stock to a total of 45 accredited investors at a price of $15.00 per share, generating gross proceeds to us of $6.2 million.

•	In December 2013, we sold and issued an aggregate of 318,987 shares of our common stock to a total of 32 accredited investors at a price of $18.00 per share, generating gross proceeds to us of $5.7 million.

The sales of these shares were made in reliance on the exemptions from registration under Section 4(2) of, and Regulation D and Rule 506 promulgated under, the Securities Act. No underwriters were used in connection with any of the foregoing transactions and the sales were made solely to accredited investors exclusively by officers of FFI, for which they did not receive any compensation (other than reimbursement for out-of-pocket expenses in accordance with FFI’s expense reimbursement policies), and no general advertising or solicitations were employed in connection with the offer or sale of the shares. The purchasers of these shares represented their intention to acquire the shares for investment only, and not with a view to offer or sell any such shares in connection with any distribution of the shares, and appropriate restrictive legends were set forth in the stock purchase agreements entered into by the investors, and on the share certificates issued, in such transactions.

(b)	Grants of Stock Options and Restricted Stock:

•	During 2011, we granted options to purchase up to 317,500 shares of our common stock at an exercise price of $15.00 per share, and up to 40,000 shares of our common stock at an exercise price of $16.50 per share, and we granted 18,000 shares of restricted stock.

•	During 2012, we granted options to purchase up to 70,000 shares of our common stock at an exercise price of $15.00 per share.

•	During 2013, we granted options to purchase up to 21,000 shares of our common stock at an exercise price of $15.00 per share, and up to 5,000 shares of our common stock at an exercise price of $18.00 per share and we granted 6,666 shares of restricted stock.

The issuance of shares on exercise of options and the issuances of restricted shares were deemed to be exempt from registration under the Securities Act in reliance on either Section 4(2) of the Securities Act, including in some cases, Regulation D and Rule 506 promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers of securities in each such transaction represented their intention to acquire the shares for investment only and not with a view to offer or sell any such shares in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

(c)	Issuance of Shares in the DCB Acquisition:

•	On August 15, 2012, we completed the acquisition of Desert Commercial Bank (“DCB”), in which we issued a total of 815,447 shares of our common stock, valued at $15.00 per share, to the former DCB shareholders in exchange for their shares of DCB common stock.

The terms of the DCB Acquisition, including the terms of the issuance of our shares in the DCB Acquisition, were determined to be fair by the California Commissioner of Corporations following a fairness hearing held before the Commissioner pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and, therefore, the shares issued in the DCB Acquisition constitute “exempt securities” under Section 3(a)(10) of the Securities Act. In the case of shares that we issued in the DCB Acquisition to affiliates of DCB, those affiliates entered into agreements with us to comply with Rule 145 under the Securities Act in connection with any sales they might make of those shares and appropriate legends to that effect were affixed to the stock certificates evidencing those shares.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 15, 2014.

First Foundation Inc.

By:	/S/ SCOTT KAVANAUGH
Scott F. Kavanaugh Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ SCOTT KAVANAUGH Scott F. Kavanaugh	Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2014

/S/ JOHN MICHEL John Michel	Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2014

* Ulrich E. Keller, Jr.	Chairman and Director

* James Brakke	Director

* Max Briggs	Director

* Victoria Collins	Director

* Warren D. Fix	Director

* John Hakopian	Director

* Gerald L. Larsen	Director

* Mitchell M. Rosenberg	Director

* Jacob Sonenshine	Director

*	Pursuant to the power of attorney previously filed as Exhibit 24.1 to the registrant’s Registration Statement on Form S-1 filed on April 18, 2014

*By: /S/ JOHN MICHEL John Michel, Attorney in Fact	May 15, 2014

INDEX OF EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of First Foundation Inc., as amended, as filed with the Secretary of State of California and as currently in effect. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
3.2	Amended and Restated Bylaws of First Foundation Inc., as currently in effect. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
4.1	Specimen Certificate for Common Stock. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
5.1*	Opinion of Stradling Yocca Carlson & Rauth, P.C.
10.1 #	First Foundation Inc. 2007 Equity Incentive Plan. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.2 #	First Foundation Inc. 2007 Management Stock Incentive Plan. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.3	Form of Director and Officer Indemnification Agreement. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.4 #	Amended and Restated Employment Agreement, dated December 31, 2009, by and between First Foundation Inc., First Foundation Advisors and Ulrich E. Keller, Jr., together with First and Second Amendments thereto. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.5 #	Amended and Restated Employment Agreement, dated December 31, 2009, by and between First Foundation Inc., First Foundation Bank and Scott F. Kavanaugh, together with First and Second Amendments thereto. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.6 #	Amended and Restated Employment Agreement, dated December 31, 2009, by and between First Foundation Advisors and John Hakopian, together with First and Second Amendments thereto. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.7 #	Change of Control Agreement, dated September 17, 2007, by and between First Foundation Inc. and Ulrich E. Keller, Jr. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.8 #	Change of Control Agreement, dated September 17, 2007, by and between First Foundation Inc. and Scott F. Kavanaugh. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.9 #	Change of Control Agreement, dated September 17, 2007, by and between First Foundation Inc. and John Hakopian. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.10	Agreement and Plan of Merger, as amended, by and among First Foundation Inc., First Foundation Bank and Desert Commercial Bank, dated June 29, 2011, together with First, Second and Third Amendments thereto. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)

10.11	Earn-Out Agreement, dated August 15, 2012, entered into pursuant to the Agreement and Plan of Merger with Desert Commercial Bank, by and between First Foundation Inc. and Desert Commercial Bank. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.12	Loan Agreement, dated April 19, 2013, by and between First Foundation Bank, as borrower, and NexBank SSB, as lender, together with First Foundation Inc.’s Promissory Note and a Security Agreement entered into by First Foundation Inc. pursuant to the Loan Agreement. (Incorporated by reference to the same numbered Exhibit to the Company’s Registration Statement on Form 10 filed with the Commission on October 17, 2013)
10.13#	Amended and Restated Employment Agreement, dated December 31, 2009, by and between First Foundation Bank and Dave Rahn, together with First and Second Amendments thereto. (Incorporated by reference to the same numbered Exhibit to the Company’s 2013 Annual Report on Form 10-K filed with the Commission on March 25, 2014.)
10.14#	Amended and Restated Employment Agreement, dated December 31, 2009, by and between First Foundation Inc., First Foundation Bank, First Foundation Advisors and John Michel, together with First and Second Amendments thereto. (Incorporated by reference to the same numbered Exhibit to the Company’s 2013 Annual Report on Form 10-K filed with the Commission on March 25, 2014.)
10.15#	Change of Control Agreement, dated September 17, 2007, by and between First Foundation Inc. and Dave Rahn. (Incorporated by reference to the same numbered Exhibit to the Company’s 2013 Annual Report on Form 10-K filed with the Commission on March 25, 2014.)
10.16#	Change of Control Agreement, dated September 17, 2007, by and between First Foundation Inc. and John Michel. (Incorporated by reference to the same numbered Exhibit to the Company’s 2013 Annual Report on Form 10-K filed with the Commission on March 25, 2014.)
10.17	First Amendment to Loan Agreement with NexBank SSB. (Incorporated by reference to Exhibit 10.98 to the Company’s Current Report on Form 8-K dated March 25, 2014.)
10.18	Amended & Restated Promissory Note issued by the Company to NexBank SSB pursuant to the First Amendment to Loan Agreement. (Incorporated by reference to Exhibit 10.99 to the Company’s Current Report on Form 8-K dated March 25, 2014.)
14.1	Code of Conduct for the Chief Executive Officer and Other Senior Financial Officers. (Incorporated by reference to the same numbered Exhibit to the Company’s 2013 Annual Report on Form 10-K filed with the Commission on March 25, 2014.)
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm.
23.2*	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).

#	Management contract or compensatory plan.

*	Previously filed.